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                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made this       day
of March, 1996, by and among MEDIRISK, INC., a Florida corporation ("Purchaser"), JOSEPH E. THOMURE, individually ("Thomure") and as trustee under the Joseph E. Thomure Revocable Living Trust ("Thomure Trust"), SUSAN BRANDT ("Brandt"), DAVID ROLLINS, individually ("Rollins") and as trustee under the David Rollins Revocable Living Trust ("Rollins Trust"), and SAMUEL E. BRADT ("Bradt");

                              W I T N E S S E T H:

     WHEREAS, the parties desire to enter into this Stock Purchase Agreement pursuant to which Purchaser will purchase all of the outstanding capital stock of PracticeMatch, Inc. (the "Company") from Thomure Trust, Brandt and Rollins Trust (collectively, the "Shareholders") upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Thomure is an employee, officer and director of the Company and is primary beneficiary of Thomure Trust, and will receive appreciable benefits from the purchase and sale of the stock of the Company as contemplated hereby; and

     WHEREAS, Brandt is an employee and officer of the Company and will receive appreciable benefits from the purchase and sale of the stock of the Company as contemplated hereby; and

     WHEREAS, Brandt has an option to and intends to purchase from Thomure Trust an additional 4.5% of the outstanding shares of stock in the Company prior to the Closing, and for purposes of this Agreement it is assumed that Brandt will have exercised said option; and

     WHEREAS, Rollins is a former employee of the Company and is primary beneficiary of Rollins Trust, and will receive appreciable benefits from the purchase and sale of the stock of the Company as contemplated hereby; and

     WHEREAS, Bradt has served as a consultant to the Company, and in consideration for his services to the Shareholders and the Company, the Shareholders have agreed that Bradt shall be entitled to receive a commission equal to 6% of the proceeds of the purchase and sale of the stock of the Company as contemplated hereby; and

     WHEREAS, the Shareholders and Bradt are sometimes referred to herein as "Sellers" for purposes of convenience;


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     NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF STOCK.

     1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions hereinafter set forth, the Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Shareholders, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, an aggregate of 1,250 shares of issued and outstanding common stock of the Company (the "Stock"), which shares represent all issued and outstanding shares of capital stock of the Company. Each Shareholder shall sell the number of shares of Stock set forth opposite her or its name on SCHEDULE 1.1, which Schedule reflects the number of Shares that each Shareholder will own after Brandt exercises her option to purchase additional shares, which shares Brandt will acquire from Thomure Trust.

     1.2 PURCHASE PRICE. In consideration of the sale and delivery of the Stock by the Shareholders, (and in the case of Bradt, in consideration of services rendered to the Company and the Shareholders) and in reliance on the representations and warranties set forth in Article II below, Purchaser shall
(i) pay to the Sellers (as contemplated by the immediately succeeding sentence) the sum of $4,954,000.00 in the aggregate, in cash by wire transfer or bank cashier's check at Closing, such amount to be allocated among the Sellers as set forth on SCHEDULE 1.2 under the heading of "Cash Payable at Closing;" and
(ii) deliver to the Sellers (as contemplated by the immediately succeeding sentence) promissory notes, substantially in the form of attached EXHIBIT A (the "Promissory Notes"), in an aggregate original principal amount of $1,076,000.00, such amount to be allocated among the Sellers as set forth on
SCHEDULE 1.2 under the heading of "Promissory Notes Deliverable at Closing." Payment of the Promissory Notes will be guaranteed by the Company under the terms of a Guaranty, substantially in the form of attached EXHIBIT L. The Shareholders hereby acknowledge and agree that Bradt is entitled to receive a portion of the proceeds of the sale and purchase of the Stock in consideration of services rendered to them, and the Shareholders hereby direct that Purchaser deliver at Closing to Bradt the sum of cash and Promissory Note as set forth above.

     1.3 ELECTION UNDER SECTION 338(H)(10); TAX MATTERS

     (a) Subject to the satisfaction of all terms and conditions of Section 1.3(e) below, Purchaser and the Shareholders shall, at the written request of Purchaser made within 90 days after Closing, or within the period described in subsection (d) of this Section 1.3 in the event Purchaser makes a Determination Election, make a timely election (a "338 Election") under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local

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tax law with respect to the purchase and sale of the Stock.  Each
Shareholder shall take all actions reasonably requested by Purchaser (including, without limitation, cooperation in the preparation, and completion by Purchaser and timely joint filing by Purchaser and the Shareholders of Form 8023-A, and cooperation in the preparation, and completion by Purchaser and timely filing of such other forms, returns, elections, schedules and other documents and instruments reasonably requested by Purchaser) to effect a timely
Section 338 Election with respect to the purchase and sale of the Stock. If Purchaser makes a 338 Election, Purchaser and the Shareholders shall report the purchase and sale of the Stock consistent with the 338 Election and shall take no position contrary thereto or inconsistent therewith in any tax return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise.

     (b) The purchase price specified in Section 1.2 and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, Section 338(h)(10) of the Code) shall be allocated in accordance with a schedule prepared by Purchaser and the Shareholders on a reasonable basis in accordance with the requirements of the Code and the regulations thereunder the ("Allocation Schedule") Such allocation and valuation shall, for tax purposes, be binding on the Company, the Shareholders and Purchaser. If Purchaser makes a 338 Election, the Company, the Shareholders and Purchaser shall file their respective tax returns in accordance with such allocation and shall not take any position inconsistent with such allocation. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and no such dispute shall be finally settled or compromised without the mutual consent of the parties, which consent will not be unreasonably withheld.

     (c) Shareholders shall, on a timely basis prepare in a manner consistent with past practice, and Purchaser shall cause an appropriate officer of the Company to execute and file on behalf of the Company, all tax returns for the period ended December 31, 1995, at the cost of Shareholders. If Purchaser determines to make a 338 Election, Shareholders shall, on a timely basis, prepare (in a manner consistent with prior practice), and Purchaser shall cause an appropriate officer of the Company to execute and file on behalf of the Company, (A) the federal income tax returns (338 Returns) to be filed on behalf of Company for the period ending as of the close of business on the Closing Date that will include the gain or loss resulting from the "deemed sale" and "deemed liquidation" that will occur (pursuant to Treasury Regulation
Section 1.338(h)(10)-1(e)(1) and (2) promulgated under the Code) by reason of the 338 Election and (B) the corresponding state and local income tax returns to be filed on behalf of Company for the period ending as of the close of business on the Closing Date. The Purchaser shall cooperate with Shareholders in connection with the preparation and filing of such returns by making the books and records of the Company available to Shareholders' independent accountant and taking such other actions as Shareholders may reasonably request. Purchaser, upon written notice of request to Shareholders, shall have the right to review and comment upon such returns prior to filing; provided that such review and comment must be

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completed at least 10 business days prior to the date on which such returns are required to be filed, and the Shareholders shall direct their independent accountant to consider reasonably Purchaser's comments concerning such returns and to make such adjustments as are reasonable based upon such comments. If Purchaser does not make a 338 Election, the Shareholders shall, on a timely basis, prepare (in a manner consistent with prior practice), and Purchaser shall cause an appropriate officer of the Company to execute and file on behalf of the Company, the federal, state and local income tax returns to be filed on behalf of the Company for the period ending as of the close of business on the Closing Date, and the Shareholders shall bear the costs and expenses of preparing and filing such returns. If for any reason, a closing of the books is not mandated, all parties shall join in an election under Section 1377(a)(2) of the Code to terminate Company's year on the Closing Date.

     (d) If (i) Purchaser determines to make a 338 Election pursuant to subsection (a) above, Purchaser shall pay to the Shareholders, as additional purchase price hereunder, an amount (the "338 Amount") equal to (A) the difference between the net after tax proceeds accounting for difference in timing as well as amount, and including federal and states taxes of the sale of Stock that the Shareholders would have received had no 338 Election been made and the net after tax proceeds of such sale that the Shareholders will receive after applying such 338 Election (i.e. taxes resulting from the deemed sale and liquidation) plus (B) an amount such that the Shareholders, after receiving the amount described in (A) and the amount described in this clause (B) and paying applicable tax thereon, would receive the same net after tax proceeds as the Shareholders would have received had no 338 Election been made. The Shareholder's net after tax proceeds of the sale of Stock (both with and without a 338 Election) and the tax effect of the payment described in (A) and
(B) of the immediately preceding sentence shall be determined by the Company's regular independent accountant, based upon good faith estimates there applicable, within 30 days after Purchaser gives the Shareholders notice that it has determined to make a 338 Election or that it is making a Determination Election, if earlier, but in no event sooner than 30 days after the final Allocation Schedule is made available to such accountant. The Shareholders shall give Purchaser's independent accountant 10 business days to review and comment upon such determination of the Company's accountant (the "Review Period"). After the Review Period (and with such adjustments as the Company's independent accountant may have made, in its reasonable discretion, based upon the review and comment of Purchaser's independent accountant), the determination of the net after tax proceeds and the tax effect of such payment by the Company's independent accountant shall be final and binding on the parties subject only to future IRS adjustments and future change of circumstances, such as default by Purchaser under the Promissory Notes, retroactive future tax law changes and final calculation of the 1996 tax liabilities of the Shareholders. Purchaser shall pay the fees and expenses of the Company's independent accountant in connection with making such determination and, if Purchaser makes a 338 Election, the preparation of the returns under subsection (c) above (except the returns contemplated by the last sentence of subsection (c) above). Purchaser may request, by written notice to Shareholders within 60 days after Closing, that the Company's independent accountant make the determination described in this

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subsection (d) prior to making its determination concerning making a 338
Election (a "Determination Election"). If Purchaser makes a Determination Election, then, subject to the satisfaction of the terms of Section 1.3(e) Purchaser may make a 338 Election pursuant to subsection (a) above prior to the earlier to occur of (i) ten business days after the Review Period or (ii) ten business days prior to the date on which the Shareholders are required to file returns reflecting such 338 Election.

     (e) In the event Purchaser determines to make a 338 Election, the 338 amount as determined in accordance with subsection (d) of this Section 1.3 (the "CPA 338 Amount") shall be paid in cash, by wire transfer or bank cashier's check, on the earlier of (i) ten business days after the Review Period or (ii) five business days before the 338 Election is due. Notwithstanding any provisions of this Section 1.3 to the contrary, in no event shall the Shareholders be required to join in any 338 Election unless the CPA 338 Amount is paid in full. If the 338 Amount is later determined to be more than the CPA 338 Amount, such excess shall be paid by Purchaser to the Shareholders within 30 days after Purchaser receives notice of such excess from the Shareholders. If the 338 Amount is later determined to be less than the CPA 338 Amount, such difference shall be paid by the Shareholders to Purchaser within 30 days after the actual 338 Amount is determined.

     1.4 RELEASES FROM GUARANTEES. (a) Purchaser hereby acknowledges that Thomure and his wife, Elaine Thomure (collectively with Thomure, the "Thomures") have guaranteed certain indebtedness and other obligations of the Company as set forth on SCHEDULE 1.4. Purchaser agrees to use its best efforts and reasonable diligence to cause the Thomures to be released from any and all liability they have as guarantors of the indebtedness described in Section A of
SCHEDULE 1.4, and to cause any personal collateral pledged by the Thomures to secure their guarantees of such indebtedness to be released, within 90 days after Closing and, in any event, to cause the Thomures to be released from any and all liability they have as guarantors with respect to such indebtedness on or before 180 days after Closing (even if causing such release requires payment of all or part of such indebtedness and/or providing substitute collateral and guarantees). In the event Purchaser is unable to cause such release (including the release of personal collateral) within 180 days, Purchaser shall pay to Thomure an amount equal to $2,000.00 per month as a guaranty fee, with the first such payment being due on the day that is 181 days after Closing and with subsequent payments due monthly (on the same day of each month) thereafter. Purchaser and Thomure acknowledge that Purchaser has begun making efforts to cause such release.

     (b) Purchaser agrees to use its best efforts and reasonable diligence to cause Thomure to be released from any and all liability he has as guarantor with respect to all other obligations described on SCHEDULE 1.4 within 180 days after Closing and, in any event, to cause the Thomure to be released from any and all liability he has as guarantor with respect to any such other obligation on or before the first anniversary of the Closing Date.


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     (c) Purchaser agrees to cause the Company to pay all amounts due and owing and otherwise to perform all such obligations that the Thomures have (or either of them has) guaranteed as and when due until the Thomures (or either of them and such collateral) are released, and upon the Company's failure to so pay and perform, Purchaser shall so pay and otherwise perform such obligations, it being the understanding of the parties that, as between Purchaser and the Thomures, Purchaser has guaranteed the Company's performance of such obligations. Until Thomures are released as guarantors, Purchaser agrees that it will not: (a) modify, alter or amend any such obligations, provided that Purchaser may permit the Company to incur indebtedness under the facilities described in SCHEDULE 1.4 in accordance with the Company's past practices in the ordinary course of business, and (b) permit the Company to pay any dividend or make any loan to Purchaser or any affiliate of Purchaser or otherwise use the proceeds of any borrowing from Colonial Bank for the direct benefit of Purchaser. It is the intent of the parties that net cash flow of the Company not reasonably anticipated to be needed for the operation of the Company's business in a reasonably foreseeable time will be applied to reduce borrowings under the loans described in Section A of SCHEDULE 1.4.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLERS.

     Thomure, Thomure Trust, Brandt, Rollins, Rollins Trust and Bradt (collectively, "Sellers" and individually a "Seller"), jointly and severally, represent and warrant to Purchaser as follows:

     2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with the full corporate power and authority to carry on its business in the State of Missouri and to own and lease the properties and assets it now owns or leases. The State of Missouri is the only jurisdiction in which failure to be so qualified to transact business as a corporation would have a material adverse effect on the Company or its assets or business. Included in
SCHEDULE 2.1 are true and complete copies of the Company's Articles of Incorporation and Bylaws.

     2.2 AUTHORITY AND STATUS. Each Seller has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by each Seller in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.



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     2.3 CAPITALIZATION; OWNERSHIP OF STOCK.  (a)  The authorized capital stock of the Company consists of 30,000 shares of Common Stock, $1.00 par value per share, 1,250 of which are issued and outstanding. All of the issued and outstanding Shares are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Common Stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of Common Stock or any other capital stock of the Company, except the option of Brandt, as noted
above.   Furthermore, as noted above, Bradt is entitled to receive a portion of the purchase price as a commission from the transaction contemplated by this Agreement.

     (b) Each Shareholder is, or at the closing will be, the legal and beneficial owner of the number of shares of Stock reflected opposite his or her name on SCHEDULE 1.1, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

     2.4 LIABILITIES AND OBLIGATIONS OF THE COMPANY.  (a)  Attached as SCHEDULE
2.4 are true, correct and complete copies of (i) the Company's audited balance sheet as of December 31, 1994 and the related statement of operations and statement of cash flows for the fiscal year ending on December 31, 1994, and
(ii) the Company's unaudited balance sheet as of December 31, 1993 and the related statements of operations for the fiscal year ending on December 31, 1993 (the "Financial Statements"). Also attached as SCHEDULE 2.4 are true, correct and complete copies of the Company's unaudited balance sheet as of December 31, 1995 and the related unaudited statement of operations for the twelve-month period then ended (the "Interim Financial Statements"). Except as specifically described in SCHEDULE 2.4 and except that the Financial Statements for the period ending December 31, 1993 and the Interim Financial Statements do not include statements of cash flows, the Financial Statements and the Interim Financial Statements are complete to the extent required by generally accepted accounting principles, have been prepared in accordance with generally accepted accounting principles consistently applied (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal recurring year-end adjustments, which individually and in the aggregate will not deviate substantially therefrom), and fairly present the Company's financial condition as of the dates thereof in accordance with generally accepted accounting principles.

     (b) Except as described in SCHEDULE 2.4, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against,
(ii) liabilities that were incurred or accrued in the ordinary course of the Business since the date of the Interim Financial Statements, and (iii) the liabilities and obligations of the Company under the contracts that are disclosed on

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SCHEDULE 2.10 or that by the terms of Section 2.10 are not required to be identified on SCHEDULE 2.10.

     2.5 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
SCHEDULE 2.5, each Seller's execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company, or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument, or any order, judgment, decree or other arrangement to which the Company or any Seller is a party or is bound

     2.6 LITIGATION Except as set forth on SCHEDULE 2.6, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of each of Sellers and the Company, threatened against, or affecting, the Company; and to the knowledge of each of Sellers and the Company, there exists no reasonable basis or grounds for any such suit, action, proceedings, claim or investigation, which suit, action, proceedings, claim or investigation is reasonably likely of assertion based upon communications of third parties to the Company or any Seller.

     2.7 PERMITS. The Company holds all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets, except where the failure to have any such license, permit or authority would not result in a monetary penalty against the Company or in any alteration or cessation of any portion of the business of the Company. The Company is conducting and has conducted its business so as to comply with all applicable statutes, rules, ordinances, regulations and orders.

     2.8 TITLE TO ASSETS. Attached as SCHEDULE 2.8 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a fair market value in excess of $5,000 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property). Except as set forth on SCHEDULE 2.8, the Company has good title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved in the Financial Statements or the Interim Financial Statements and except for liens for current taxes not yet due and payable.

     2.9 COMPUTER SOFTWARE, INTELLECTUAL PROPERTY. (a) Attached SCHEDULE 2.9(A) sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, used by the Company in the conduct of its business, together with a complete list of all licenses granted by or to the

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Company with respect to any of the above.  All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on
SCHEDULE 2.9(A) as owned by the Company are owned by the Company free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on SCHEDULE 2.9(A) as licensed, leased or otherwise used (but not owned) by the Company are used by the Company pursuant to terms of binding agreements under which the Company has the right to use such trademarks, trade names, service marks, service names, brand names, copyrights and patents as currently used in the Company's business without payment of any royalty or other fee, except as set forth on SCHEDULE 2.9(A). The Company is not currently in receipt of any notice of violation of, and to the best of Sellers' knowledge, the Company is not violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     (b) Attached SCHEDULE 2.9(B) contains a complete and accurate list of the computer software, databases and other intellectual property that is owned by the Company (the "Owned Software"). Except as set forth on SCHEDULE 2.9(B), the Company has exclusive rights and title to the Owned Software, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on SCHEDULE 2.9(B), the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended, except for operating systems and third party applications that are stated in the Owned Software documentation and are readily commercially available. No Owned Software has been published or disclosed by the Company or, to the knowledge of each of the Sellers and the Company, by any third party to any other parties, except as set forth on
SCHEDULE 2.9(B) and except pursuant to contracts requiring such other parties to keep such Owned Software confidential. To the knowledge of each of the Sellers and the Company, no such other party has breached any such obligation of confidentiality, except as disclosed on SCHEDULE 2.9(B).

     (c) Attached SCHEDULE 2.9(C) contains a complete and accurate list of all computer software, databases and other intellectual property that is used by the Company of which the Company is the licensee or lessee or the right to use which the Company has otherwise obtained (other than commercially available over-the-counter "shrinkwrap" software) (all of such software, including "shrinkwrap" software being used by the Company, collectively, the "Licensed Software"). SCHEDULE 2.9(C) also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, Sellers have delivered to Purchaser true and complete copies of all agreements under which Seller has the right to use Licensed Software. Except as described on SCHEDULE 2.9(C), the Company has the right and license to use, sublicense, modify and copy the Licensed Software, free and clear of any limitations or encumbrances. The Company is in compliance with all provisions of any license, lease or other similar agreement pursuant to


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which the Company has rights to use the Licensed Software, except where the failure to be in compliance would not cause the termination of such license, lease or agreement, would not lead to the imposition of any penalty, premium or additional cost or damage under such license, lease or agreement and would not cause a material adverse effect on the Company or its assets or business. Except as disclosed on SCHEDULE 2.9(C), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of each of the Sellers and the Company, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

     (d) The Owned Software and the Licensed Software constitute all software used in relation to the business of the Company (the "Company Software"). Attached SCHEDULE 2.9(D) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees or former employees) who have performed computer programming services for the Company in connection with any of the Company Software and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated by this Agreement will not cause a breach or default under any license or similar agreement relating to the Company Software or impair Purchaser's ability to use the Company Software in the same manner as such Company Software is currently used by the Company. Except as set forth in SCHEDULE 2.9(D), to the knowledge of each of Sellers and the Company, (i) the Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and (ii) no other person or entity is infringing any intellectual property rights of the Company with respect to the Owned Software.

     (e) The Company and, to the knowledge of each of the Sellers and the Company, all other parties to any licensing or similar arrangements under which the Company is the licensor or has otherwise granted the right to use the Company Software are in substantial compliance with such licensing or similar arrangements and are not in material breach of their obligations with respect thereto, except as set forth in SCHEDULE 2.9(E). Except as set forth on
SCHEDULE 2.9(E), the Company is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less that the reasonably anticipated cost to perform such installation, modifications, enhancements or services. The Company has complied in all material respects with its obligations to its customers and licensees in respect of the Company Software.

     (f) Except as set forth on SCHEDULE 2.9(F), the Company has granted no marketing rights in the Company Software to any third party, and all marketing rights granted by any third party to the Company have been granted exclusively to the Company. SCHEDULE 2.9(F) lists and separately identifies all agreements pursuant to which the Company has granted or been granted rights to market software, databases and other intellectual property owned by third parties.

     2.10 CONTRACTS. Attached as SCHEDULE 2.10 is a true and correct list of all contracts, agreements and other instruments to which the Company is a party under which the aggregate liability of, or benefit to, the Company could reasonably be expected to exceed $5,000. On or prior to the date of this Agreement, Sellers have made available a copy of each such contract, agreement and instrument to Purchaser. Said SCHEDULE 2.10 also lists those contracts that have technically expired but which have been continued by agreement between the Company and the customer, such Schedule reflecting which of such contracts have technically expired and the terms of any modifications of such contracts made by the Company and the customer when the contract was continued.

     2.11 TAXES.

     (a) Effective as of January 1, 1990, the Company elected, and its shareholders consented to treatment as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). Such election remains in full force and effect; and has not been revoked or terminated.

     (b) The Company has timely and accurately filed all federal, state, foreign and local tax and information returns and reports required to be filed by it prior to such date and has timely paid, or will prior to Closing timely pay, all taxes, including, without limitation, any and all income, sales, use, withholding and excise taxes (collectively "Taxes") required to be paid prior to Closing. No liens have been filed and no claims are being asserted with respect to any Taxes. No restrictions on assessment or collection of Taxes have been waived with respect to the Company, and the Company has not consented to the extension of any statute of limitations with respect to the Company relating to Taxes, except for waivers or consents that are no longer in effect. The Company has received no notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other person or entity on its behalf. No returns, reports or forms filed by or on behalf of the Company with respect to Taxes are currently being audited or examined, and the Company has not received any notice of any such audit or examination.

     (c) The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and the Company has paid the same to the proper tax depositories or collecting authorities to the extent such withholding, collection or payment was required to be made prior to Closing.

     (d) All ad valorem property taxes for years prior to 1996 imposed on the Company with respect to, or which may become a lien on, its assets have been paid in full.

     2.12 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.12 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement that involves the expenditure of more than $5,000 per year, agreement or understanding that involves the expenditure of more than $5,000 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained, sponsored or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code, all applicable state or federal securities laws and all other applicable laws, rules and regulations, except where the failure to be so administered would not result in a monetary penalty against the Company or in any alteration or cessation or the conduct of any portion of the Company's business. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA).

     2.13 CUSTOMERS. Attached as SCHEDULE 2.13 is a true and correct list of all of the customers who did in excess of $5,000 of business with the Company during 1994 and 1995 setting forth as to each such customer its name, address, telephone number and principal person of contact. Except as otherwise disclosed on SCHEDULE 2.3, neither the Company nor any Seller has received any actual notice that any such customer has taken or contemplates taking steps that could disrupt the business relationship of the Company with such customer, except that those customers noted by an asterisk (*) on SCHEDULE 2.13 have not renewed their subscriptions or have advised the Company that they do not intend to renew their existing subscriptions. Sellers do not represent or warrant the continuation of any customer relationships with the Company.

     2.14 OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 2.14 lists (i) the names of all directors and officers of the Company, and (ii) the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, all account numbers and names of all persons authorized to draw thereon or to have access thereto.

     2.15 INTERESTED TRANSACTIONS.

          (a) Except as set forth on SCHEDULE 2.15, the Company is not a party to any contract, agreement or other instrument or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of the Company);

              (i) Any director or officers of the Company listed on SCHEDULE
2.14 or any of the Sellers;

              (ii) Any of the spouses (other than Thomure's spouse, who has performed bookkeeping and other services for the Company), parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (i); or

              (iii) Any corporation, trust, partnership or other entity in which any of the persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than two percent of the equity interest).

          (b) None of the Sellers is an employee, consultant, partner, principal, director or shareholder of any business or entity (other than the Company or a corporation whose shares are publicly traded and in which such Seller beneficially owns in the aggregate no more than a two percent equity interest) which is engaged in a business similar to the business of the Company.

     2.16 SCHEDULES. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed in such Schedule and in any other Schedule in which the same or substantially the same information is required to be disclosed, provided that the disclosure in the Schedule is sufficiently detailed to permit a reasonable reader to know such disclosure relates to the matters required to be disclosed on such other Schedule.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER.


     Purchaser represents and warrants to Sellers as follows:

     3.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases. Purchaser is now, and will be at Closing, duly qualified to transact business and in good standing in all jurisdictions in which the operations of Purchaser's business or the assets of Purchaser require such qualification.

     3.2 AUTHORITY AND STATUS. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

     3.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
SCHEDULE 3.3, the execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound.

     3.4 INVESTMENT. The shares to be purchased by Purchaser hereunder are being acquired for investment purposes only for Purchaser's own account, not as nominee or agent, and not with a view to the distribution or resale of any part thereof.

     3.5 SOPHISTICATION. Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser's investment in the stock. Purchaser has the ability to bear the economic risks of such investment. Purchaser has the capacity to protect Purchaser's own interest in connection with the transactions contemplated by this Agreement, and Purchaser has, through the representations and warranties of Sellers in this Agreement, Purchaser's access to the Company's books, records, facilities and assets, and Purchaser's due diligence investigation, had an opportunity to obtain such financial and other information from Company and Sellers as Purchaser deems necessary or appropriate in connection with evaluating the merits of the investment in the shares.

     3.6 HPSC AGREEMENT. Attached hereto as SCHEDULE 3.6 is a true, correct and complete copy of the Securities Purchase Agreement (the "Securities Purchase

Agreement"), dated January 8, 1996, by and between Purchaser and HealthPlan Services Corporation ("HPSC"); provided that such copy omits the exhibits and schedules to the Securities Purchase Agreement. The Securities Purchase Agreement is in full force and effect and has not been modified, amended, supplemented or changed in any respect. To the knowledge of Purchaser, no event has occurred and no condition exists which, with notice or passage of time or both, would constitute a default under the Securities Purchase Agreement by Purchaser or HPSC. Except as specifically set forth in the Securities Purchase Agreement, HPSC has no right to terminate the Securities Purchase Agreement. To the knowledge of Purchaser, there are no actions, whether voluntary or involuntary, pending against HPSC under the bankruptcy or insolvency laws of the United States or any political subdivision thereof. Purchaser represents and warrants to the Shareholders and Bradt that this Agreement and the deliveries to the Escrow Agent (as defined below) as contemplated by Section 4.8(b) do not violate or constitute an Event of Default (as defined in the Securities Purchase Agreement) and do not give HPSC any right to cease to honor directions by Purchaser under the Securities Purchase Agreement that HPSC purchase additional Senior Subordinated Notes.

                                   ARTICLE IV
                           COVENANTS AND UNDERTAKINGS

     4.1 COVENANT NOT TO COMPETE. At Closing, each of Thomure and Thomure Trust, Brandt, Rollins and Rollins Trust, and Bradt will enter into a Covenant Not to Compete with Purchaser and the Company substantially in the form of attached EXHIBIT B (the "Covenants Not to Compete"). In consideration of the execution and delivery of such Covenants Not to Compete, Purchaser will pay at Closing, by wire transfer or bank cashier's check, the following amounts (i) to Thomure and Thomure Trust, $61,570.00, (ii) to Brandt, $18,330.00, (iii) to Rollins and Rollins Trust, $14,100.00, and (iv) to Bradt $6,000.00.

     4.2 EMPLOYMENT AGREEMENT AND CONSULTING AGREEMENT. At Closing, Brandt, the Company and Purchaser will enter into an Employment Agreement substantially in the form of attached EXHIBIT C (the "Employment Agreement"). At Closing, Thomure, the Company and Purchaser will enter into a Consulting Agreement substantially in the form of attached EXHIBIT D (the "Consulting Agreement").

     4.3 INVESTMENT LETTER. At Closing, each Shareholder and Bradt will execute and deliver to Purchaser an investment letter with respect to the promissory note of Purchaser to be delivered to such Shareholder or Bradt at Closing substantially in the form of attached EXHIBIT E (the "Investment Letter").

     4.4 SHAREHOLDER CONSENT. Each Seller shall execute and deliver a Shareholder Consent and Power of Attorney substantially in the form of attached EXHIBIT F (the "Shareholder Consent") appointing Thomure to act as his, her or its attorney-in-fact hereunder. In such capacity, Thomure (and any successor of Thomure in such capacity as provided in the Shareholder Consent) is referred to in this Agreement as the

"Representative." In the event of Thomure's death or incapacity, Brandt shall act as Representative under the Shareholder Consent.

     4.5 CONSENTS AND APPROVALS. Each Seller agrees to use his, her or its best efforts and due diligence to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or any Seller is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

     4.6 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the written consent of Purchaser and except as may be required to effect the transactions contemplated by this Agreement, between the date of this Agreement and the earlier of (i) Closing and (ii) the termination of this Agreement, Sellers will cause the Company to (a) operate the Business only in the ordinary course, (b) not make or permit any amendment of the Company's Articles of Incorporation or Bylaws or change its issued and outstanding securities; (c) not hire or engage any employee, consultant or independent contractor; (d) not directly or indirectly declare, pay or authorize any dividends or distributions on or payments in respect of its capital stock, except for dividends to enable the Shareholders to pay income taxes with respect to the income of the Company, which dividends shall be in an amount equal to 43.5% of the taxable income of the Company for the period beginning on January 1, 1996 and ending on the Closing Date, which amount shall be paid to the Shareholders as soon as determined, whether before or after Closing; (e) not make any contribution to or distribution from any Employee Benefit Plan, except as required pursuant to the terms thereof or by law; (f) not pay or agree to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of Company's present or former officers, agents, consultants or employees except under any existing pension or other plan or arrangement or increase the compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments) being paid as of January 1, 1996, to any of the Company's management or other employees, other than salary increases not greater than 4% in connection with customary annual reviews or except as required under an agreement disclosed on SCHEDULE 2.10 or pursuant to an employee benefit plan listed on SCHEDULE 2.12; (g) not borrow any monies or subject any of its assets to any lien, charge, pledge or other encumbrance; and (h) not enter into any material contracts or extend, modify or amend any material contracts existing on the date of this Agreement.

     4.7 CONSENTS OF PURCHASER. Purchaser agrees to use its best efforts and due diligence to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Purchaser is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

     4.8 FINANCING AND ESCROW AGREEMENT. (a) Purchaser agrees that so long as any of the Promissory Notes remains outstanding it shall not, except to fund the repayment of the Promissory Notes, cause HPSC to purchase under the Securities Purchase Agreement Senior Subordinated Notes (as defined in the Securities Purchase Agreement) with an aggregate original principal amount in excess of the greater of (i) $8,900,000.00 or (ii) $9,000,000.00 if the aggregate remaining principal balance of the Promissory Notes outstanding is less than $1,000,000.00. Purchaser agrees to comply in all material respects with all of the terms of the HPSC Agreement. Purchaser further agrees that there will, at all times while the Promissory Notes are outstanding, be sufficient funds available under the Securities Purchase Agreement to permit Purchaser to fund payment of principal and interest due under the Promissory Notes. Purchaser agrees to deliver to the Representative, within five business days after received, a copy of any notice received by Purchaser from HPSC that alleges an event of default or potential event of default has occurred under the Securities Purchase Agreement or pursuant to which HPSC accelerates the maturity of the indebtedness outstanding under the Securities Purchase Agreement.

     (b) At Closing Purchaser, the Shareholders and Bradt shall enter into an Escrow Agreement with United Missouri Bank, as escrow agent (the "Escrow Agent"), substantially in the form of attached EXHIBIT H (the "Escrow Agreement"), pursuant to which Purchaser will deliver to the Escrow Agent all executed documents necessary to create an obligation on the part of HPSC to purchase $1,100,000.00 in Senior Subordinated Notes and (B) to cause HPSC to pay the purchase price for such Senior Subordinated Notes to the Shareholders and Bradt in payment of the Promissory Notes.

     (c) Purchaser agrees that for so long as any amount remains unpaid under the Promissory Notes it shall not pledge or otherwise encumber the shares of stock of the Company acquired hereunder except to a senior lender to which HPSC is required to subordinate pursuant to Section 4.1 of the Securities Purchase Agreement.

     4.9 MAINTENANCE OF INSURANCE. After Closing, Purchaser shall cause the Company to maintain for at least two years after Closing the insurance policies described on SCHEDULE 4.9 or policies (with companies that have a Best's rating of no less than AA, or equivalent) providing the same or more coverage than such policies as to acts and omissions of the Company occurring prior to Closing. In lieu of maintaining any policy described in the immediately preceding sentence, the Company may purchase "tail" coverage with respect to any such policy, provided that the period of such "tail" coverage ends no earlier than the second anniversary of Closing. In the event the Company is merged with Purchaser or any other entity prior to the second anniversary of the Closing, Purchaser shall, or shall cause such other entity to, maintain the insurance policies or "tail" coverage described above. Purchaser shall in February of each year provide Sellers with a certificate or other evidence of insurance. If Purchaser fails to maintain such insurance,

Seller may (but is not obligated to) procure such insurance on behalf of Purchaser, and shall be entitled to reimbursement from Purchaser, in addition to any other rights and remedies under this Agreement.

     4.10 AVAILABILITY OF RECORDS. After the Closing, at reasonable times and on reasonable notice, Sellers and their representatives shall have access to all financial and other books and records of the Company as existing on the Closing Date including, but not limited to, the minute books and stock ledger records of the Company. Furthermore, Purchaser shall retain such books and records for a period of at least five (5) years after the Closing, and Sellers shall be permitted to make and retain copies of the books and records. Sellers shall use such records only in connection with tax matters involving periods prior to the Closing Date and they shall not disclose any of the information made available to them hereunder except (i) to their counsels and representatives, (ii) to the Internal Revenue Service in connection with an audit or (iii) as required by law. From and after the Closing and until the Promissory Notes are paid in full and the Thomures are released from all guaranty liability as provided in Section 1.4, Purchaser will provide Sellers with: (i) as soon as available, and in any event within 120 days after the end of each fiscal year of Purchaser ended after the date of this Agreement, audited consolidated financial statements of Purchaser as of the end of and for such fiscal year, together with a report thereon of Purchaser's independent certified public accounting firm, prepared in accordance with generally accepted accounting principles; and (ii) as soon as available, and in any event within 45 days after the end of each fiscal quarter of Purchaser ended after the date of this Agreement, a consolidated balance sheet of Purchaser as of the end of such quarter and statements of income, retained earnings and cash flows of Purchaser for such quarter and for the fiscal year to date prepared in accordance with generally accepted accounting principles subject to normal year-end audit adjustments applied on a basis consistent with prior years. If Purchaser becomes subject to the reporting requirements of the Securities Exchange Act of 1934 prior to payment in full of the Promissory Notes and the Release of the Thomures, then Purchaser shall furnish Sellers with copies of all reports filed by the Company under the Securities Exchange Act of 1934 in lieu of the information contemplated by the immediately preceding sentence.

     4.11 AUTOMOBILE LEASE. Thomure acknowledges and agrees that the Company has leased a 1996 BMW automobile for Thomure's business and personal use from Plaza Motor Company (the "Automobile Lease") and that Thomure desires to continue to have the use of such automobile after Closing. Thomure, therefore, agrees to assume the Automobile Lease, and Sellers agree to cause the Company to assign the Automobile Lease to Thomure, at or before Closing. Thomure agrees to use his best efforts to obtain the consent of the lessor to the assignment of the Automobile Lease and to use his best efforts to cause such lessor to release the Company from any and all liability with respect to such Automobile Lease. From and after Closing, Thomure shall pay all costs and expenses related to the leasing, operation, maintenance and insurance of the automobile leased under the Automobile Lease, whether or not the lessor consents to such assignment.

                                   ARTICLE V
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser, on or before the Closing Date, of each and every one of the following conditions:

     5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Sellers in this Agreement or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Each Seller shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by such Seller on or prior to the Closing Date. Each Seller shall deliver to Purchaser a certificate, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 5.1.

     5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the judgment of Purchaser, would make it inadvisable to consummate such transactions or would have a material adverse effect on the Company or its assets or business.

     5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date.

     5.4 CONSENTS. Sellers shall have delivered to Purchaser the written consents of third parties and all governmental consents and approvals, if any, referred to in Section 4.6 hereof, which consents shall be in form, scope and substance reasonably satisfactory to Purchaser and its counsel.

     5.5 GOOD STANDING CERTIFICATE. Purchaser shall have received a Certificate of Existence or Good Standing from the State of Missouri with respect to the Company as of the most recent practical date prior to the Closing Date.

     5.6 DUE DILIGENCE. Purchaser shall in all respects be satisfied in its discretion with the results of its due diligence investigation of the Company and its assets and business.

     5.7 OPINION OF COUNSEL. Purchaser shall have received an opinion of counsel to Sellers substantially in the form of attached EXHIBIT H.


                                   ARTICLE VI
                          CONDITIONS PRECEDENT TO THE
                        OBLIGATIONS OF SELLERS TO CLOSE

     The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Representative on behalf of Sellers, on or before the Closing Date, of each and every one of the following conditions:

     6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser in this Agreement or any document or instrument delivered to Sellers or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. Purchaser shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date. Purchaser shall deliver to Sellers a certificate, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 5.1.

     6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

     6.3 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents deemed necessary or appropriate by Sellers or their counsel to effectuate this Agreement in the consummation of the transactions contemplated hereby, or incidental hereto, and all other related legal matters, shall have been approved by such counsel.

     6.4 GOOD STANDING CERTIFICATE. Sellers shall have received a certificate of existence from the State of Florida with respect to Purchaser as of the most recent practical date prior to the Closing Date.

     6.5 OPINION OF COUNSEL. Sellers shall have received an opinion of Alston & Bird, counsel to Purchaser, substantially in the form of attached EXHIBIT I.

     6.6 BOARD AND SHAREHOLDER APPROVAL. Purchaser shall have furnished to Sellers a certified copy of resolutions of Purchaser's board of directors approving the transactions contemplated by this transaction and authorizing one or more of its officers to execute all documents and take all action as may be necessary to consummate the transaction.

     6.7 MUTUAL RELEASE. The Company and each of Sellers shall have entered into a Mutual Release in the form of EXHIBIT K, whereby each will release the other from all liabilities and claims they have or may have against the other which arose or accrued up to the date of Closing. Said release shall not release the Company or any Seller from any liabilities it, he or she has for obligations arising out of the this Agreement and the transactions contemplated hereby.]


                                  ARTICLE VII
                                    CLOSING.

     7.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will be held by mail with clearinghouse on March 14, 1996 or such other date as the parties may agree. The Closing shall commence at 11:00 a.m. at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date". Unless the parties otherwise agree in writing, the transactions contemplated by this Agreement will be deemed closed as of 12:01 a.m. on the day after the Closing Date.

     7.2 TRANSACTIONS AT CLOSING.  At the Closing:

         (a) Each of the Shareholders shall deliver to Purchaser the certificates for the capital stock sold by such Shareholder to Purchaser, duly endorsed for transfer or accompanied by blank stock powers;

         (b) Sellers shall deliver or cause to be delivered to Purchaser Certificates of Good Standing of the Company, as of the most recent practicable date, as contemplated by Section 5.5;

         (c) As contemplated by Section 4.1, Thomure and Thomure Trust, Brandt, Rollins and Rollins Trust, and Bradt shall execute and deliver to Purchaser the Covenants Not to Compete;

         (d) As contemplated by Section 4.2, Brandt shall execute and deliver to Purchaser the Employment Agreement, and Thomure shall execute and deliver to Purchaser the Consulting Agreement;

         (e) As contemplated by Section 4.3, each of the Shareholders and Bradt shall execute and deliver to Purchaser an Investment Letter;

         (f) As contemplated by Section 4.4, each of the Sellers shall execute and deliver to Purchaser a Shareholder Consent;

         (g) As contemplated by Section 4.6, each of the Shareholders and Bradt will execute and deliver to Purchaser the Escrow Agreement;

         (h) The Sellers shall execute and deliver the certificates contemplated by Section 5.1;

         (i) Purchaser shall pay $4,954,000.00 by bank cashier's check or wire transfer to the Sellers as provided in Section 1.2, and as allocated among the Sellers as provided in SCHEDULE 1.2;

         (j) Purchaser shall execute and deliver to the Sellers, as provided in
Section 1.2, the Promissory Notes, in an aggregate original principal amount of $1,076,000.00, and as allocated among the Sellers, as provided in SCHEDULE 1.2 and shall cause the Company to execute and deliver the Guaranty contemplated by
Section 1.2;

         (k) Purchaser shall deliver or cause to be delivered to Sellers a Certificate of Good Standing of Purchaser, as of the most recent practicable date, as contemplated by Section 6.4;

         (l) Purchaser shall execute and deliver the Covenants Not to Compete and shall deliver the consideration therefor as specified in Section 4.1;

         (m) Purchaser shall execute and deliver to Brandt the Employment Agreement and shall execute and deliver to Thomure the Consulting Agreement;

         (n) Purchaser shall execute and deliver the Escrow Agreement and shall deliver to the Escrow Agent the items contemplated by Section 4.8 to be delivered to the Escrow Agent; and.

         (o) Purchaser and Sellers shall execute and deliver the Indemnity Escrow Agreement as contemplated by Section 8.5.

         (p) Purchaser shall deliver certified copies of resolutions of its board of directors approving the transactions contemplated by this Agreement;

         (q) Purchaser shall deliver an incumbency certificate as to the officers executing this Agreement and the other documents and agreements contemplated hereby;

         (r) The Company and each Shareholder shall execute the Mutual Release in the form of EXHIBIT G.

                                  ARTICLE VIII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                              INDEMNIFICATION.

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER AND INDEMNITY. (a) Subject to Section 8.4(d) hereof, all representations, warranties, agreements, covenants and obligations made or undertaken by the Purchaser and Sellers in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

         (b) Subject to the provisions of this Article VIII, each Seller (other than Bradt), jointly and severally, agrees to indemnify and hold Purchaser harmless from and against, and Bradt, severally but not jointly agrees to indemnify and hold Purchaser harmless from and against, all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from any misrepresentation by, or breach of any covenant or warranty of any Seller contained in this Agreement, or any misrepresentation in any certificate or other instrument specifically required to be executed and delivered by any Seller hereunder.

         (c) Subject to the provisions of this Article VIII, Purchaser agrees to indemnify and hold each Seller harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by such Seller arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement or any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by Purchaser hereunder.

         (d) Subject to the provisions of this Article VIII, Purchaser agrees to indemnify and hold the Thomures harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Thomures on account of any liability either of them has as a guarantor of an obligation of the Company, which guaranty liability is described on SCHEDULE 1.4.

         (e) Subject to the provisions of this Article VIII, Thomure agrees to indemnify and hold the Company and Purchaser harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Company on account of the Automobile Lease or on account of the use, operation, maintenance and insurance of the automobile subject to the Automobile Lease (including, without limitation, any liability resulting from any accident or other casualty involving such automobile).

     8.2 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a loss subject to indemnification under this Agreement, such indemnified party shall give notice thereof (the "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by such indemnified party. Failure of the indemnified party to give the notice described above shall not relieve the indemnifying party from any liability which it may have on account of indemnification hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure.

     8.3 OPPORTUNITY TO DEFEND. The indemnifying party may elect (with the Sellers being deemed one indemnifying party that acts through the Representative in making such election and taking all other actions specified in this Article VIII) to compromise or defend, at their or its own expense and by their or its own counsel, any Asserted Liability; provided, however, that the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves other matters not binding upon the indemnified party and such compromise or settlement includes an unconditional release of the indemnified party. If the indemnifying party elects to compromise or defend such Asserted Liability, the Representative or Purchaser shall within 30 days after receipt of notice thereof (or sooner, if the nature of the Asserted Liability so requires) notify the indemnified party of his or its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party with respect to out-of-pocket expenses of the indemnified party, in the compromise of or defense against such Asserted Liability. The assumption of the defense of a matter by an indemnifying party shall be deemed an admission by such indemnifying party of its obligation to indemnify the indemnified party hereunder with respect to such claim. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of their or its election as herein provided or contests their or its obligation to indemnify, the indemnified party or parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation. In any event, the indemnified party and the indemnifying party may participate in the defense of such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation; provided that if the indemnifying party assumes the defense and compromise of such Asserted Liability as provided above, then the indemnified party shall bear any expenses incurred in participating in such defense from and after the assumption of the defense thereof by the indemnifying party.

     8.4 LIMITATIONS. (a) Notwithstanding the provisions of Section 8.1(b) above, Sellers shall not be required to make any indemnification payments under
Section 8.1(b) until the aggregate amount of losses suffered by Purchaser that are subject to indemnification under such Section exceed $10,000.00 (the "Minimum Indemnity Amount"), at which time claims may be asserted for the Minimum Indemnity Amount and any amount of losses in excess of such Minimum Indemnity Amount, subject to any other restrictions of this Section 8.4. Notwithstanding the provisions of
Section 8.1(c) above, Purchaser shall not be required to make any indemnification payments under Section 8.1(c) until the aggregate amount of losses suffered by Sellers that are subject to indemnification under such Section exceed the Minimum Indemnity Amount, at which time claims may be asserted for the Minimum Indemnity Amount and any amount of losses in excess of such Minimum Indemnity Amount.

         (b) Notwithstanding the provisions of Section 8.1(b) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Section 1.1, 2.1, 2.2, 2.3 or 2.8, the maximum aggregate liability of Sellers (including but not limited to any and all liabilities of Sellers for costs, expenses, and attorneys' fees paid or incurred in connection therewith ) for indemnification under this Agreement shall be equal to $3,065,000.00. There shall be no maximum aggregate liability amount for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Sections 1.1, 2.1, 2.2, 2.3 and 2.8.

         (c) Notwithstanding the provisions of Section 8.1(c) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Sections 1.2, 1.3(e), 1.4, 3.1, 3.2 or 3.3, the maximum aggregate liability of Purchaser (including but not limited to any and all liabilities of Sellers for costs, expenses, and attorneys' fees paid or incurred in connection therewith) for indemnification under this Agreement shall be equal to $3,065,000.00. There shall be no maximum aggregate liability amount for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Sections 1.2, 1.3(e), 1.4, 3.1, 3.2 and 3.3.

         (d) Notwithstanding the provisions of Section 8.1 above, no claim for indemnification under this Agreement may be made after the second anniversary of the Closing Date unless notice of such claim or the facts underlying it is given to the indemnifying party prior to such second anniversary; provided, however, that the foregoing restriction shall not apply with respect to (i) any liability, loss, damage, injury or claim by Purchaser resulting from a breach of the covenants, representations and warranties set forth in Sections 1.1, 2.1, 2.2, 2.3, 2.8 or 2.12, and (ii) any liability, loss, damage, injury or claim by Sellers resulting from a breach of the covenants, representations and warranties set forth in Sections 1.2, 1.3(e), 1.4, 3.1, 3.2 or 3.3; provided, however, that any claim resulting from a breach of the representations and warranties set forth in Section 2.12 may not be made after the third anniversary of the Closing Date unless notice of such claim or the facts underlying it is given to the indemnifying party prior to such third anniversary; provided, further, that any claim based upon any of the matters described in subsection (i) or (ii) may be brought at any time, subject to any applicable statutes of limitation.

         (e) With respect to any claim for indemnification that arises in connection with an Asserted Liability based upon a claim made by a third party, the indemnified party shall not be entitled to indemnification hereunder unless litigation or another proceeding to resolve the matter underlying the Asserted Liability is commenced within one year after the indemnified party gives the Claims Notice contemplated by Section 8.2 with respect to such Asserted Liability. With respect to all claims for indemnification that are not based upon a claim made by a third party, the indemnified party shall not be entitled to indemnification hereunder unless the indemnified party commences litigation or another proceeding to resolve the matter within 90 days after the indemnified party gives the Claims Notice contemplated by Section 8.2 with respect to such Asserted Liability.

         (f) Notwithstanding anything to contrary contained in this Agreement, Sellers shall be not liable under the indemnification provisions of Section 8 or otherwise have any liability for any misrepresentation or breach of warranty or covenant under this Agreement or otherwise in connection with the transactions contemplated hereby to the extent that such liability results from returns or allowances in the ordinary course of business consistent in amount, timing and cause with the Company's historic practices.

         (g) The amount of losses an indemnified party is entitled to recover hereunder shall be determined net of the present value of the amount that (i) any reduction in federal and state income taxes of an indemnified party or the Company in one or more of its taxable periods resulting from the payment or incurring of such losses exceeds (ii) any increase in the federal and state income taxes of such indemnified party or the Company resulting from any payment made hereunder. In determining such present value the rate equal to the rate then established pursuant to Section 6621 of the Code shall be used and the period shall be from the date of payment or incurring of such loss by the indemnified party or the Company to the last day for filing such indemnified party's or the Company's federal or state income tax returns for the taxable period in which the reduction in tax may be claimed.

         (h) Notwithstanding any provision of this Agreement to the contrary, the obligations of Bradt to indemnify Purchaser hereunder shall not exceed $367,800.00.

     8.5 WITHHOLDING AND OFFSET. In addition to any other rights or remedies Purchaser may have, but subject to all other limitations under this Article 8, it shall be entitled to (i) withhold from the payments due under the Promissory Notes (in order of the due date) the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees that it has sustained, or that it reasonably believes may be sustained, on account of an indemnified loss that Purchaser reasonably believes may be sustained on account of a specific allegation made by or against the Company or Purchaser and (ii) to offset against such withheld amount any amount ultimately determined to be due and owing to Purchaser by way of indemnification pursuant to this Article VIII. Purchaser shall not be liable for principal or interest under the Promissory Notes on any amounts so set off. Purchaser shall withhold and set off against all the Promissory Notes in the proportion that the original principal amount of each Promissory Note bears to the aggregate original principal of all the Promissory Notes. Notwithstanding the foregoing, if Purchaser withholds payments due under the Promissory Notes, Purchaser shall pay to the Indemnity Escrow Agent (as defined below) all said amounts withheld, plus interest at the rate set forth in the first paragraph of each Promissory Note, on the date on which such payment is due under the Promissory Notes, said amount withheld to be held and disbursed in accordance with the terms of the Indemnity Escrow Agreement (as defined below). At Closing Purchaser, Sellers and United Missouri Bank (the "Indemnity Escrow Agent") shall enter into an Indemnity Escrow Agreement (the "Indemnity Escrow Agreement") substantially in the form of EXHIBIT J attached hereto.

     8.6 PURSUIT OF SELLERS. Sellers (other than Bradt) acknowledge and agree that their obligation to indemnify Purchaser hereunder is joint and several. Notwithstanding anything contained herein to the contrary, the obligation of Sam Bradt to indemnify is several (and not joint with the other Sellers), and Bradt shall in no event be liable to indemnify Purchaser for more than his Seller's Pro Rata Share of any indemnified loss. Purchaser agrees that it shall use reasonable efforts to collect from each Seller, such Seller's Pro Rata Share (as defined below) of each indemnified loss, to the extent such indemnified loss is not satisfied by setoff against the Promissory Notes as contemplated by Section 8.5. For the purposes of this Section 8.6, Thomure and Thomure Trust shall be deemed to be one Seller, and Rollins and Rollins Trust shall be deemed to be one Seller. For the purposes of this Section 8.6, each "Seller's Pro Rata Share" is the percentage set forth opposite such Seller's name in the table below:



                           Seller               Percentage
                           ------               ----------
                     Thomure and Thomure Trust  61.57%
                     Brandt                     18.33%
                     Rollins and Rollins Trust  14.1%
                     Bradt                       6%


     8.7 INSURANCE. The amount of indemnified losses suffered by an indemnified party hereunder shall be determined net of any insurance proceeds actually received by such indemnified party on account of the claim or event giving rise to such losses, or in the event that Purchaser failed to maintain insurance as required pursuant to Section 4.9, net of any insurance proceeds that Purchaser would have been to entitled to have received on account of the claim or event giving rise to such losses, in the event that such insurance had been maintained. In the case of an indemnification claim that may be covered by one or more policies of insurance to be maintained by the Company as provided in Section 4.9 of this Agreement, Purchaser shall make a claim for and otherwise take reasonable steps to pursue recovery (but for no more than six
(6) months from the date the claim is made) from the issuer of such policy or policies of insurance before seeking to collect for a loss hereunder on account of such indemnification claim, provided that nothing provided herein shall require Purchaser to file suit against any such insurer in the event of a denial of all or any portion of its claim; provided, further, that, except with respect to such policies of insurance required pursuant to Section 4.9, nothing provided in this Agreement shall require a party that is entitled to indemnification to make a claim for or otherwise pursue recovery from any insurance carrier prior to making a claim for indemnification under Article VIII of this Agreement. Furthermore, in the event the insurer denies or fails to pay all or any portion of such a claim and Sellers indemnify (or are deemed to indemnify Purchaser by way of setoff under the Promissory Notes) Purchaser under this Agreement in the full amount of such claim, Sellers shall be subrogated to Purchaser's rights against the insurer.

     8.8 NO CLAIM AGAINST COMPANY. Since following the Closing the Company will be owned by Purchaser, the parties agree that the Sellers will have no right of reimbursement or contribution against the Company on account of any indemnified loss hereunder, and any liability, loss, damage or injury suffered or incurred by the Company against which Purchaser is indemnified and held harmless as provided in Section 8.1 of this Agreement shall be deemed suffered by Purchaser, which shall, either independently or jointly with the Acquired Company, be entitled to enforce such indemnity.

     8.9 EXCLUSIVE REMEDY. From and after Closing, the terms of this Article VIII shall provide the exclusive remedies of all parties hereto with respect to any claims arising out of or related to any and all breaches of representations, warranties, covenants or agreements contained in this Agreement, or in any documents or instrument delivered in connection herewith; provided, however, that the foregoing shall not prohibit or limit the right of any party to seek damages with respect to, or equitable relief in accordance with the provisions of, the Covenants Not to Compete, the Employment Agreement, the Consulting Agreement or the Escrow Agreement.

                                   ARTICLE IX
                                  TERMINATION

     9.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

         (a) By the mutual consent of Seller and Purchaser;

         (b) By the Representative after March 14, 1996 if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein; if same is not cured within the applicable cure period described in paragraph 10.15 below.

         (c) By Purchaser after March 14, 1996, if any Seller shall (i) fail to perform in any material respect his, her or its agreements contained herein required to be performed by him, her or it on or prior to the Closing Date, or
(ii) materially breach any of his, her or its representations, warranties or covenants contained herein; if same is not cured within the applicable cure period described in paragraph 10.15 below.

         (d) By the Representative or Purchaser at any time after April 15, 1996, if the Closing shall not have occurred for any reason on or prior to April 15, 1996.

         (e) By either Purchaser or the Representative if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser or any Seller, which prohibits or restrains Purchaser and/or any Seller from consummating the purchase of the shares from the Shareholders, provided that Purchaser and Sellers shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency.

     9.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the parties so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

     9.3 EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 9.1 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement; and, provided the Agreement was not terminated pursuant to subparagraph (b) or (c) of Section 9.1, no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits. If, however, this Agreement is terminated pursuant to subparagraphs (b) or (c) of Section 9.1, this Section
9.3 shall not relieve a breaching or defaulting party from any liability to the other party.

     9.4 RISK OF LOSS. The Company and the Sellers shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company is interrupted or curtailed or the assets of the Company are materially affected, then either party shall have the right to terminate this Agreement without liability to either party. If the condemnation, destruction, loss or damage is such that the business is neither interrupted nor curtailed or the assets are not materially affected, or if the business of the Company is curtailed or interrupted or the assets are materially affected and both parties nevertheless forgoes the right to terminate this Agreement, then the purchase price shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Purchaser, on the one hand, and the Sellers, on the other, are unable to agree upon the amount of such adjustment, then the dispute shall be resolved jointly by the independent accounting firms then employed by the Company and Purchaser, and if said accounting firms do not agree, they shall appoint a nationally recognized accounting firm to make such determination, whose determination of the dispute shall be final and binding. The fees and expenses of such nationally recognized accounting firm shall be borne one-half by Purchaser and one-half by Sellers.

                                   ARTICLE X
                              GENERAL PROVISIONS.

     10.1 NOTICES. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

          If to the Sellers:

                        Joseph E. Thomure, Representative
                        13006 Mason Estates Court
                        St. Louis, Missouri 63141

                        Susan Brandt
                        650 Stablestone
                        Chesterfield, MO 63017

                        David Rollins, individually and as Trustee
                        8032 Seminole Place
                        Clayton, MO 63105

                        Samuel E. Bradt
                        c/o Merganser Corporation
                        6925 North Wildwood Point Road
                        Chenequa, WI 53029-9711
                        Facsimile: # 414-966-7003

                        With copies (which shall not constitute notice) to:

                        Vines, Frankel, Rubin, Bond & Dubin, P.C.
                        231 South Bemiston, Suite 1111
                        St. Louis, Missouri 63105
                        Attn.:  Leonard D. Vines
                        Telephone #: 314-725-8000
                        Facsimile #: 314-726-5837
                        and

                        Nangle, Cooper, Niemann & Bitting, LLC
                        120 S. Central, Suite 1500
                        St. Louis, Missouri 63105
                        Attn.:  William Cooper
                        Facsimile #: 314-863-1335

         If to Purchaser:

                        Medirisk, Inc.
                        Two Piedmont Center, Suite 400
                        3565 Piedmont Road
                        Atlanta, Georgia 30305-1502
                        Attn:  Mark A. Kaiser
                        Facsimile #:  (404) 364-6711

                        with a copy (which shall not constitute notice) to:

                        Alston & Bird
                        1201 West Peachtree Street
                        Atlanta, GA 30309
                        Attn:  Keith O. Cowan
                        Telephone:  (404) 881-7449
                        Facsimile:  (404) 881-7777

         (b) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

         (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

         (d) The failure of Purchaser to deliver notice to any Seller other than the Representative as described above shall not invalidate any such notice, provided that the Seller failing to receive such notice may make a claim for damages to the extent he, she or it is actually prejudiced by such failure.

     10.2 BROKERS. Purchaser represents and warrants to Sellers, and Sellers jointly and severally represent and warrant to Purchaser, that, except as disclosed in SCHEDULE 10.2, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

     10.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     10.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. Sellers agree that the Company shall not pay any expenses in connection with or related to the authorization, preparation and execution of this Agreement or the Closing of the transactions contemplated hereby and that, if the Company pays any such expenses, Sellers shall promptly reimburse the Company for any amount so paid.

     10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

     10.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. This Agreement constitutes a final agreement between the parties, after extensive negotiations. Any changes from any prior drafts are not to be construed in interpreting this Agreement, and shall be deemed to have never existed. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought. Purchaser acknowledges and agrees that Sellers have made no representations or warranties to Purchaser with respect to the Company or any aspect of its business or assets, express or implied, other than those expressly set forth in this Agreement and that Purchaser has been and will be afforded the opportunity to investigate the transactions contemplated by this Agreement and to perform due diligence in connection with the assets and liabilities of the Company. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET

FORTH IN THIS AGREEMENT, PURCHASER AGREES THAT THE ASSETS OF THE COMPANY ARE IN "AS IS, WHERE IS" CONDITION. PURCHASER ACKNOWLEDGES THAT SELLERS MAKE NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THAT ANY SUCH WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

     10.9 GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI. Notwithstanding that the transactions contemplated by this Agreement are to be closed in Atlanta, Georgia, Medirisk hereby consents to the jurisdiction of the courts of Missouri for purposes of any suit or other action based on or arising out of this Agreement.


     10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

     10.12 KNOWLEDGE. Wherever in this Agreement reference is made to Sellers' or Company's notice, knowledge or best of knowledge (or words of similar meaning) of a matter, such words shall mean and refer to matters of which one or more of the persons listed below has actual notice or actual knowledge or of which one or more of such persons reasonably should have known based upon facts and circumstances of which such persons have actual notice or actual knowledge: Thomure, Brandt, Rollins, Bradt, James Gossrau and Dan Arnold.

     10.13 SEVERABILITY. If any provision or provisions of this Agreement shall be unlawful or unenforceable, then such provision or provisions shall be null and void, but the remainder of this Agreement shall remain in full force and effect and shall be binding on Sellers and Purchaser.

     10.14 CURE PERIOD. If either party fails to perform any of its obligations hereunder (the "Failing Party"), the other party ("Other Party') shall provide the Failing Party with written notice of the failure to perform. The Failing Party shall have ten (10) days from receipt of such notice of failure to perform in which to cure same ("Cure Period"). No default shall be deemed to have occurred under this Agreement unless the Failing Party fails to cure such failure within the applicable cure period after notice thereof and a default is declared in writing by the party asserting said default. Notwithstanding the foregoing, the Cure Period shall not apply to a failure by a party hereto to close on the Closing Date or to a party's failure to terminate this Agreement within the time periods set forth herein for the satisfaction of the Conditions Precedent.

     10.15 CONFIDENTIALITY; RETURN OF DOCUMENTS IF SALE DOES NOT CLOSE. Sellers and Purchaser agree not to disclose to anyone the terms, parties, conditions or any other facts with respect to this Agreement, or actions relating to this Agreement, including the status thereof, without the prior written consent of the other party hereto. Notwithstanding the foregoing, Sellers and Purchaser may disclose the foregoing to their respective attorneys, accountants, officers, and directors and employees, on a need to know basis. Furthermore, Sellers and Purchaser shall be permitted to make any disclosures that are required by applicable law, provided that the disclosing party first notifies the other party that it intends to make such disclosure. This provision shall not prohibit either party hereto from disclosing matters that are public knowledge. If the transaction does not close for any reason, Purchaser agrees to return or destroy (and certify such destruction to the Shareholders) all data, software, documents and other materials that were provided to Purchaser in connection with this transaction, to the Company.

     10.16 GOOD FAITH. The parties hereto covenant and pledge to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations pursuant to this Agreement, including but not limited to their efforts to satisfy the conditions precedent pursuant to this Agreement.

     10.17 LIMITATION OF DAMAGES. In no event shall any of the parties be liable to the other parties hereunder for punitive or exemplary damages in connection with this Agreement or any obligations hereunder.


     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                            PURCHASER:

                            MEDIRISK, INC.


                            By: /s/ Mark A. Kaiser
                               ---------------------------------------------
                                     Name:  Mark A. Kaiser
                                     Title: Chairman of the Board and Chief
                                       Executive Officer


                            SELLERS:

                            JOSEPH E. THOMURE, AS TRUSTEE UNDER
                            THE JOSEPH E. THOMURE REVOCABLE
                            LIVING TRUST


                            By: /s/ Joseph E. Thomure
                               ---------------------------------------------
                                     Joseph E. Thomure, Trustee


                              /s/ Joseph E. Thomure
                            ------------------------------------------------
                                     JOSEPH E. THOMURE

                            DAVID ROLLINS, AS TRUSTEE UNDER THE
                            DAVID ROLLINS REVOCABLE LIVING TRUST


                            By: /s/ David Rollins
                               --------------------------------------------
                                     David Rollins, Trustee


                              /s/ David Rollins
                            -----------------------------------------------
                                     DAVID ROLLINS

                             /s/ Susan Brandt
                            -----------------------------------------------
                                     SUSAN BRANDT

                             /s/ Samuel Bradt
                            -----------------------------------------------
                                     SAMUEL BRADT

                                LIST OF EXHIBITS


Exhibit A         Form of Promissory Note
Exhibit B         Form of Covenant Not to Compete
Exhibit C         Form of Employment Agreement
Exhibit D         Form of Consulting Agreement
Exhibit E         Form of Investment Letter
Exhibit F         Form of Shareholder Consent and Power of Attorney
Exhibit G         Form of Escrow Agreement
Exhibit H         Form of Opinion of Sellers' Counsel
Exhibit I         Form of Opinion of Alston & Bird
Exhibit J         Form of Indemnity Escrow Agreement
Exhibit K         Mutual Release between Sellers and Company
Exhibit L         Form of Guaranty


                               LIST OF SCHEDULES

Schedule 1.1      Number of Shares owned by Shareholders
Schedule 1.2      Allocation of Purchase Price among Shareholders and Bradt
Schedule 1.4      Guaranteed Obligations
Schedule 2.1      Organization and Standing; Articles of Incorporation and
                  Bylaws

Schedule 2.4      Financial Statements
Schedule 2.5      Required Consents of the Company and Sellers
Schedule 2.6      Litigation
Schedule 2.8      List of Assets Schedule
Schedule 2.9(a)   Trademarks, etc., of the Company
Schedule 2.9(b)   Owned Software
Schedule 2.9(c)   Licensed Software
Schedule 2.9(d)   Programmers of Company Software
Schedule 2.9(e)   Commitments to Perform Software Installation, etc.
Schedule 2.9(f)   Marketing Rights
Schedule 2.10     Contracts
Schedule 2.12     Employee Benefit Plans
Schedule 2.13     Customers
Schedule 2.14     Directors, Officer, and Banks
Schedule 2.15     Interested Transactions
Schedule 3.3      Required Consents of Purchaser
Schedule 3.6      HPSC Agreement
Schedule 4.9      Insurance to be Maintained

                                   EXHIBIT B

                         CAPITALIZATION OF THE COMPANY



 Designation                 Authorized                 Issued
 of Capital Stock            No. of Shares              No. of Shares
- -----------------            -------------              -------------

                                   EXHIBIT C

                         CAPITALIZATION OF THE COMPANY

                                   SCHEDULES


Schedule 2.2.1    Subsidiaries; Fictitious Names; Pre-emptive Rights
Schedule 2.2.2    No Violations; Required Consents
Schedule 2.2.6.1  Assumptions
Schedule 2.2.6.2  Pro Forma Financial Statements
Schedule 2.2.8    Absence of Certain Changes
Schedule 2.2.11   Taxes
Schedule 2.2.12   Insurance Policies
Schedule 2.2.13   Debt Instruments
Schedule 2.2.14   Benefit Plans
Schedule 2.2.15   Certain Contracts and Commitments
Schedule 2.2.16   Labor Matters
Schedule 2.2.21   Proprietary Rights
Schedule 2.2.23   Accounts Receivable

                         SECURITIES PURCHASE AGREEMENT
                                 SCHEDULE 2.2.1


Subsidiaries; Fictitious Names; Pre-emptive Rights

     The Company has no Subsidiaries.

     The Company does not operate under any fictitious names; however, the Company has operated a division under the name "Mediguard."

     Pursuant to the Shareholders Agreement dated April 5, 1991 by and among the Company, Brantley Venture Partners II, L.P. ("Brantley"), Laurence H. Powell and Dr. John P. Schmitt, as amended on or around November 22, 1991 to add Sears Pension Trust ("Sears") as a party, Brantley and Sears have first refusal rights with respect to the issuance of shares of capital stock by the Company. These rights will be amended and superceded by the Shareholders Agreement to be executed at Closing.

                         SECURITIES PURCHASE AGREEMENT
                                 SCHEDULE 2.2.2


Articles of Incorporation -- Article 4, Section I, 6(vi) provides that the Company shall not, without the consent of the majority of the holders of Series A Preferred Stock, authorize or issue any equity security or warrants, options or other rights, except for certain enumerated exceptions.

Preferred Shares Purchase Agreement dated April 5, 1991, as amended, between the Company, Brantley Venture Partners II, L.P., Sears Pension Trust (Brantley and Sears being the "Investors") and Laurence H. Powell -- Section 3D provides that so long as the Series A Preferred Shares are held by the Investors, without the consent of the holders of a majority of Investor Shares, except as expressly enumerated therein, the Company shall not:

     (i) amend the Articles of Incorporation or bylaws, etc. in a manner that would adversely affect the preferences of the Series A Preferred Shares;

     (ii) create or incur any indebtedness other than in the ordinary course of business or in excess of $75,000 for any transaction or $150,000 in the aggregate at any one time outstanding;

     (iii) issue, sell or transfer any shares of the capital stock, or rights to acquire shares of capital stock of the Company;

     (iv) borrow against, assign or change the beneficiary under any of the key-man life insurance policies;

     (v) subject to the Shareholders Agreement (as defined below), change the size of the board to other than three members;

     In addition, Section 3H of the Preferred Shares Purchase Agreement provides that without a consent of a majority of the Series A Preferred held by the Investors, the Company will not amend any of the collateral agreements entered into in connection with the Preferred Shares Purchase Agreement or the organizational documents. This agreement will be amended pursuant to the Consent and Modification Agreement to be executed at Closing.

Shareholders Agreement dated April 5, 1991, as amended, by and among the Company, the Investors, Laurence H. Powell, and Dr. John P. Schmitt -- Section 8 provides that the Investors have first refusal rights with respect to the issuance of shares of common stock by the Company except for (i) the issuance of Common Shares upon the exercise of the conversion option under the Preferred Shares, (ii) in connection with an acquisition, (iii) a public offering valued in excess of $10 million, (iv) a dividend with respect to the Shares, or (v) pursuant to a Stock Option Plan. These rights will be amended and superceded by the Shareholders Agreement to be executed at Closing.

Registration Rights Agreement dated April 5, 1991, by and among the Company and the Investors -- Section 1(f) provides that the Company will not grant to any person the right to request the Company to register any equity securities of the Company without the prior written consent of the holders of a majority of the Registrable Securities (as defined therein). Pursuant to the Consent and Modification Agreement to be executed at Closing, the holders of a majority of the Registrable Securities have waived this provision as it relates to the Registration Rights Agreement to be executed between the Company and the Purchaser at Closing. Furthermore, the terms of this agreement will be amended pursuant to the Consent and Modification Agreement to be executed at Closing.

                         SECURITIES PURCHASE AGREEMENT
                                SECTION 2.2.6.1

     Certain of the assumptions used to prepare the projections or projected consolidated financial statements (the "projections") contained in the Confidential Information Memorandum are or may be inaccurate as follows:

     - Proposed acquisitions of Companies "A", "B" and "C" have not been consummated as of January 1, 1996.

     - The final terms of the acquisitions of Companies "A", "B" and "C", if consummated, may differ from the assumptions, including the assumptions as to the aggregate purchase price paid by the Company, and the allocation of the purchase price between Company stock, cash and seller notes (for example, the projections assume the issuance of 1,375,000 shares of common stock as consideration for the three acquisitions).

     - Projections with respect to Companies "B" and "C" were based on preliminary information provided to the Company, without the Company having conducted a due diligence investigation of such entities.

     - There can be no assurances that any of the acquisitions referred to above will be consummated.

     - The period of amortization for goodwill (20 years) may be subject to adjustment.

     - The projections assume the issuance of 500,000 warrants as part of the financing.

                         SECURITIES PURCHASE AGREEMENT
                                SECTION 2.2.6.2

                         Pro Forma Financial Statements

                         SECURITIES PURCHASE AGREEMENT
                                 SCHEDULE 2.2.8

     The Company did not achieve its financial targets as of November 30, 1995, or for the month then ended.

     Effective December 31, 1995, David L. Bogetz resigned as a director of the Company.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.11

     The Company collects sales and use taxes only in connection with sales to purchasers and licensees in the State of Georgia. The Company's standard License Agreement provides that the purchaser/licensee will pay all sales and use taxes in connection with any other sale outside of Georgia. The Company's auditors are currently reviewing this practice to determine whether the volume or nature of sales of the Company in other states may require the Company to file sales and use tax returns and pay sales and use taxes in other states.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.12

     A complete list of insurance policies is attached hereto.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.13

Debt Instruments Greater than $50,000:

1. Lynray Financial Corporation lease dated March 22, 1995 for various computer equipment.

2. Executone Information Systems, Inc. lease dated June 4, 1993 for telephone equipment.

3.   Piedmont Center office space lease dated February 16, 1994


     In addition, a list of all loan and financing arrangements to which the Company is a party is attached hereto.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.14


2.2.14(a) -- A copy of the Summary Plan Description of the Medirisk, Inc. 401(k) Plan is attached hereto.

2.2.14(b) -- None.

2.2.14(c) -- The Company pays all expenses relating to the operations of the Medirisk, Inc. 401(k) Plan. The Company has never elected to make any matching contributions or other contributions in connection with such Plan.

2.2.14(d)

1. Sales employees compensation plans offer incentive compensation/bonuses based on individual performance achievement above goal and for specific performance rewards, including but not limited to securing multi-year terms on the company's license agreements. Such plans are effective for the current year only and are revised annually for a term of one year as approved by the CEO.

2. Key management compensation plans offer incentive compensation/bonuses based on the financial performance of the Company. Such plans are effective for the current year only and are revised annually for a term of one year with the approval of the Compensation Committee of the Board. In 1995 the following key management were eligible for incentive bonuses in the following amounts, however, no bonuses were earned for 1995 due to the Company's performance not meeting the designated targets.


NAME             POSITION                         TARGET BONUS @ 100% PLAN
- ----             --------                         ------------------------
Kaiser           CEO                                     $85,000
Sauer            VP Sales & Marketing                    $55,000
Whitted-Peabody  VP Decision Support                     $12,500
Ohlhausen        Director, Development                   $14,000
Cumming          Controller                              $10,000
O'Hara           Director, Operations                    $10,000
Rickard          Director, Human Resources               $10,000

2.2.14(e) -- None.

3. Key employees have from time to time been granted stock options by the Company. A list of outstanding stock options is attached. Each option is granted via a letter agreement. A copy of the form letter agreement is attached.

4. Other fringe benefits are limited to health insurance, short term disability, long-term disability, paid vacation, paid sick time and other benefits as per standard Company policy as documented in the Company's Policies and Procedures manual. A copy of the current version of the Policies and Procedures manual is attached.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.15

     The Company is a party to various shareholders agreements, registration rights agreements and purchase agreements with its current shareholders, including the agreements described in Schedule 2.2.2 hereof, and shareholder agreements with each employee shareholder of the Company substantially in the form attached hereto.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.16

Labor Matters

(g) The Company is obligated to make severance payments for up to six (6) months' pay to Mark A. Kaiser, the Company's Chairman, President and CEO under an Employment Agreement dated May 30, 1991, if the Company terminates such agreement "without cause" or Mr. Kaiser terminates the agreement with "good reason."

     A copy of Mr. Kaiser's employment agreement and stock option letters is included in this schedule.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.21


     The Company uses (but does not have registered rights to) the names "Medirisk", "Medicap" and "Mediguard." The Company has no knowledge of any infringement or violation of the rights of the Company in or to such names by any third party, nor has any claim been asserted in writing to the Company or threatened by any person with respect to the ownership or use of such names. Attached hereto is a copy of a computer search of similar registered marks.

     Attached hereto is a copy of the License Agreement by and between the Company and the American Medical Association, and the Data Use License Agreement by and between the Company and The Health Insurance Association of America.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.22


       Pursuant to that certain Lease dated February 16, 1994, by and between the Company and Piedmont Center (the "Lessor"), the Company has knowledge that a portion of the Premises in the Building occupied by the Company may contain asbestos, and the obligation of the Lessor with respect to the removal or encapsulation of such hazardous substance is provided for in the Lease (including, but not limited to, the provision therefor in Exhibit "C" thereto). A copy of the Lease is attached to Schedule 2.2.13 hereto.

                         SECURITIES PURCHASE AGREEMENT
                                SCHEDULE 2.2.23

                       Collection of Accounts Receivable